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                                                                     EXHIBIT (2)

   THIS ARRANGEMENT AGREEMENT made as of the 13th day of October, 2000.

BETWEEN:

  ULTRA PETROLEUM CORP., a corporation subsisting under the laws of the Yukon Territory (hereinafter called "UPC")

                                                             OF THE FIRST PART

                                    - and -

  PENDARIES PETROLEUM LTD., a corporation subsisting under the laws of the Province of New Brunswick (hereinafter called "PPL")

                                                            OF THE SECOND PART

   WHEREAS the parties hereto intend to carry out the transactions contemplated herein pursuant to an arrangement under the NBBCA;

   NOW THEREFORE IN CONSIDERATION of the covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereto covenant and agree as follows:

                                   ARTICLE 1

                                  Definitions

   1.1 In this Agreement, unless the context otherwise requires:

     (a) "Agreement" means this agreement, including the recitals and all Schedules to this agreement, as amended or supplemented from time to time, and "hereby", "hereof", "herein", "hereunder", "herewith" and similar terms refer to this Agreement and not to any particular provision of this Agreement;

     (b) "Arrangement" means the arrangement under the provisions of Section 128 of the NBBCA set out in the Plan of Arrangement;

     (c) "Articles of Arrangement" means the articles of arrangement in respect of the Arrangement required by the NBBCA to be sent to the Director after the Final Order has been made;

     (d) "AMEX" means the American Stock Exchange;

     (e) "Business Day" means a day, other than a Saturday, Sunday or statutory holiday, when banks are generally open for the transaction of bank business in the location in which an action is to be taken hereunder;

     (f) "Canadian Securities Laws" means the applicable securities laws, regulations, rules and policies of each province or territory of Canada in which Ultra Common Shares are to be distributed pursuant to the Arrangement;

     (g) "Closing" means the completion of the transactions contemplated herein;

     (h) "Competing Transaction" means any agreement, understanding, proposal or offer (including without limitation a proposal or offer to PPL's shareholders) which is, or if accepted would be, inconsistent with or detrimental to the completion of the transactions contemplated herein;

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     (i) "control" means, with respect to control of a body corporate by a person, the holding (other than by way of security) by or on behalf of that person of securities of the body corporate carrying voting rights sufficient to elect a majority of the directors of the body corporate;

     (j) "Court" means The Court of Queen's Bench of New Brunswick;

     (k) "Director" means the Director appointed pursuant to section 184 of the NBBCA;

     (l) "Effective Date" means the date the Arrangement becomes effective under the NBBCA as determined by the certificate of arrangement issued by the Director pursuant to section 125(2) of the NBBCA;

     (m) "Effective Time" means 12:01 a.m. (Fredericton time) on the Effective Date;

     (n) "Encumbrance" includes, without limitation, any mortgage, pledge, assignment, charge, lien, security interest, claim, trust, royalty or carried, participation, net profits or other third party interest and any agreement, option, right or privilege (whether by law, contract or otherwise) capable of becoming any of the foregoing;

     (o) "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended;

     (p) "Expiry Date" means January 31, 2001, provided that in the event that the SEC has not completed its review of the Pendaries Proxy Statement within 60 days of the date on which the Pendaries Proxy Statement is first filed with the SEC, the Expiry Date shall be extended for a period of days beyond January 31, 2001 equal to the number of days (to a maximum of 60 days) in excess of 60 days that elapse between the date the Pendaries Proxy Statement is first filed with the SEC and the date on which the SEC shall have completed their review of the Pendaries Proxy Statement, or such later date as PPL and UPC shall agree upon in writing;

     (q) "Final Order" means the order of the Court approving the Arrangement, as such order may be affirmed, amended or modified;

     (r) "Governmental Authority" includes any federal, provincial, municipal or other political subdivision government, department, commission, board, bureau, agency or instrumentality, domestic or foreign;

     (s) "GST" means any and all taxes payable under Part IX of the Excise Tax Act (Canada) as amended from time to time;

     (t) "Income Tax Act" means the Income Tax Act (Canada);

     (u) "Interim Order" means an order of the Court containing declarations and directions with respect to the Arrangement, as such order may be affirmed, amended or modified;

     (v) "Letter of Intent" means the letter of intent between UPC and PPL dated August 28, 2000, providing for the entering into of this Agreement;

     (w) "Material Adverse Change" means any adverse change in the financial condition, assets, business, operations or prospects of either Pendaries or Ultra, as applicable, which is material to PPL and the Pendaries Subsidiaries taken as a whole or to UPC and the Ultra Subsidiaries taken as a whole; provided, however, that the occurrence of any event that affects the oil and gas industry in general, including, but not limited to, changes in product prices, shall not be a Material Adverse Change;

     (x) "Material Adverse Effect" when used in connection with Pendaries or Ultra, means any effect of Material Adverse Change relating to such party;

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

     (y) "Misrepresentation" includes any untrue statement of a material fact, any omission to state a material fact that is required to be made and any omission to state a material fact that is necessary to be made in order for a statement not to be misleading;

     (z) "NBBCA" means the Business Corporations Act (New Brunswick);

     (aa) "NSA" means Netherland, Sewell & Associates, Inc., an independent petroleum engineering firm;

     (ab) "Ontario Securities Laws" means the applicable securities laws, regulations, rules and policies of the Province of Ontario;

     (ac) "Pendaries" means collectively PPL and the Pendaries Subsidiaries;

     (ad) "Pendaries Assets" means all of the assets and properties of Pendaries described in the Pendaries Reports;

     (ae) "Pendaries Common Shares" means the common shares in the capital of PPL;

     (af) "Pendaries Counsel" means collectively Stewart McKelvey Stirling Scales, and Jenkens & Gilchrist, or such other legal counsel as may be designated by Pendaries;

     (ag) "Pendaries Disclosure Statement" means the disclosure schedule delivered by PPL to UPC prior to the execution of this Agreement;

     (ah) "Pendaries Financial Statements" means collectively the audited consolidated financial statements of Pendaries for the twelve months ended December 31, 1999 and the unaudited consolidated financial statements of Pendaries for the six months ended June 30, 2000, comprised of consolidated balance sheets, consolidated statements of operations and retained deficit, and consolidated statements of cash flow and the notes thereto;

     (ai) "Pendaries Meeting" means the special meeting of the holders of Pendaries Common Shares, including any adjournment or postponement thereof, to be called in accordance with the Interim Order to consider and, if thought fit, approve and adopt the Arrangement;

     (aj) "Pendaries Options" means the options granted under agreements or otherwise to purchase or acquire shares in Pendaries which if exercised would result in the issuance of up to 575,500 Pendaries Common Shares, as set out in the Pendaries Disclosure Statement;

     (ak) "Pendaries Permitted Encumbrances" means the encumbrances and burdens disclosed or reflected in the Pendaries Reports, and those Encumbrances of a general nature generally affecting companies carrying on in the ordinary course of business of exploration and development of oil and gas or generally affecting title to oil and gas properties, or disclosed in the Pendaries Financial Statements;

     (al) "Pendaries Proxy Statement" means collectively the letter to shareholders, notice of meeting, proxy statement and form of proxy to be filed by PPL with the SEC and distributed to holders of Pendaries Common Shares in connection with the holding of the Pendaries Meeting;

     (am) "Pendaries SEC Documents" has the meaning ascribed thereto in subsection 4.1(u) hereof;

     (an) "Pendaries Reports" means the report of RSC evaluating the reserves of Pendaries and the estimated future cash flow from such reserves effective January 1, 2000;

     (ao) "Pendaries Subsidiaries" means collectively Sino-American, Sino-American Overseas Energy Corporation, a Cayman Islands corporation, and Pendaries Production, Inc., a Delaware corporation;

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     (ap) "person" includes any individual, partnership, firm, trust, body corporate, government, governmental body, agency or instrumentality, unincorporated body of persons or association;

     (aq) "Plan of Arrangement" means the plan of arrangement substantially in the form and content of Exhibit 1 hereto, as amended or supplemented from time to time in accordance with Article 3 hereof or at the direction of the Court;

     (ar) "RSC" means Ryder Scott Company, an independent petroleum consulting firm;

     (as) "SEC" means the United States Securities and Exchange Commission;

     (at) "Sino-American" means Sino-American Energy Corporation, a Texas corporation;

     (au) "Sino-American Loan Documents" means collectively the promissory notes, loan agreements, guarantees, security agreements and other instruments which have been, or may in the future be, delivered by one or more of PPL and the Pendaries Subsidiaries in connection with the loan arrangement contemplated by paragraph 13 of, and the term sheet attached to, the Letter of Intent;

     (av) "Sino-American Property Agreements" means collectively (i) the Petroleum Contract dated August 17, 1994 by and between China National Offshore Oil Corporation, Kerr-McGee China Petroleum Ltd. and Murphy Pacific Rim, Ltd. covering Block 04/36 in the Gulf of Bohai People's Republic of China, (ii) the Joint Operating Agreement dated effective October 1, 1994 by and between Kerr-McGee China Petroleum Ltd. and Murphy Pacific Rim, Ltd., (iii) the Novation of Joint Operating Agreement dated March 16, 1995 by and between Kerr-McGee China Petroleum Ltd., Murphy Pacific Rim, Ltd. and Setsco Resources Inc., (iv) the Petroleum Contract dated January 23, 1996 by and between China National Offshore Oil Corporation, Kerr-McGee China Petroleum Ltd. and Huffco China, LDC covering Block 05/36 in the Gulf of Bohai People's Republic of China, and (v) the Joint Operating Agreement dated June 26, 1997 by and between Kerr-McGee China Petroleum Ltd., Huffco China, LDC and Setsco Resources, Inc.;

       (aw) "Subsidiary" means, when used to indicate a relationship with another body corporate;

       (i) a body corporate which is controlled by (A) that other, or (B) that other and one or more bodies corporate, each of which is controlled by that other, or (C) two or more bodies corporate each of which is controlled by that other; or

       (ii) a subsidiary of a body corporate that is the other's subsidiary; and

     (ax) "Tax" or "Taxes" means taxes, fees, levies, duties, tariffs, imposts, premiums and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, provincial, state, local or foreign taxing authority, including, without limitation,
  (i) income, capital, business, franchise, profits, gross receipts, ad valorem, goods and services, customs, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment insurance or compensation, utility, severance, production, excise, stamp, occupation, premiums, environmental, recapture, windfall profits, transfer and gains taxes, fees, levies, duties, tariffs, imposts, premiums and governmental impositions and (ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto;

     (ay) "Tax Return" means returns, reports, declarations, information statements, or any other document with respect to Taxes required to be filed with any taxing authority, whether domestic or foreign;

     (az) "Title Documents" means all contracts, leases, deeds, mortgages, letter of credit, licenses, concessions, permits and other instruments through which title to the Pendaries Assets or Ultra Assets, as the case may be, is derived or which relate or affect title to, or operation of, the Pendaries Assets or the Ultra Assets, as the case may be, and without limiting the generality of the foregoing, in respect of PPL shall include the Sino-American Property Agreements;

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     (ba) "TSE" means The Toronto Stock Exchange;

     (bb) "Ultra" means collectively UPC and the Ultra Subsidiaries;

     (bc) "Ultra Assets" means all of the assets and properties of Ultra described in the Ultra Reports;

     (bd) "Ultra Common Shares" means common shares in the capital of UPC as constituted on the date hereof;

     (be) "Ultra Counsel" means collectively Preston Lackowicz & Shier, and Haynes and Boone, LLP, or such other legal counsel as may be designated by Ultra;

     (bf) "Ultra Disclosure Statement" means the disclosure schedule delivered by UPC to PPL prior to the execution of this Agreement;

     (bg) "Ultra Financial Statements" means collectively the audited consolidated financial statements of Ultra for the twelve months ended June 30, 1999 and for the six months ended December 31, 1999, and the unaudited consolidated financial statements of Ultra for the six months ended June 30, 2000, comprised of consolidated balance sheets, consolidated statements of operations and deficit, consolidated statements of changes in financial position and the notes thereto;

     (bh) "Ultra Meeting" means the special meeting of the holders of Ultra Common Shares, including any adjournment or postponement thereof, to be called to consider and, if thought fit, approve and adopt the Arrangement;

     (bi) "Ultra Options" means the options granted and outstanding as of the date hereof under agreements or otherwise to purchase or acquire shares in UPC which if exercised would result in the issuance of 4,595,000 Common Shares;

     (bj) "Ultra OSC Documents" has the meaning ascribed thereto in subsection 4.2(u) hereof;

     (bk) "Ultra Permitted Encumbrances" means the encumbrances or burdens disclosed or reflected in the Ultra Reports and those Encumbrances of a general nature generally affecting companies carrying on in the ordinary course of business of exploration for development of oil and gas or generally affecting title to oil and gas properties or disclosed in the Ultra Financial Statements;

     (bl) "Ultra Proxy Solicitation Material" means collectively the letter to shareholders, notice of meeting, management information circular and form of proxy to be filed by UPC with the Ontario Securities Commission and the SEC and distributed to holders of Ultra Common Shares in connection with the holding of the Ultra Meeting;

     (bm) "Ultra Reports" means the report of NSA effective January 1, 2000 evaluating certain reserves of Ultra and the estimated future cash flows from such reserves;

     (bn) "Ultra Shareholder Approval" means the affirmative vote, at the Ultra Shareholders Meeting, of more than 50% of the votes cast in respect of approval of the Arrangement;

     (bo) "Ultra Subsidiaries" means collectively Ultra Petroleum (USA) Inc., a Colorado corporation, and Ultra Resources, Inc., a Wyoming corporation;

     (bp) "U.S. Securities Laws" means the United States Securities Act of 1933, as amended, the Exchange Act, and the rules and regulations of the SEC thereunder.

   1.2 The following Exhibit forms part of this Agreement:

     Exhibit 1 Plan of Arrangement

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                                   ARTICLE 2

                                 Interpretation

   2.1 The division of this Agreement into Articles, Sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

   2.2 Unless the contrary intention appears, references in this Agreement to an Article, Section, subsection, paragraph, clause, subclause or schedule by number or letter or both refer to the Article, Section, subsection, paragraph, clause, subclause or schedule, respectively, bearing that designation in this Agreement.

   2.3 In this Agreement, unless the contrary intention appears, words importing the singular include the plural and vice versa and words importing gender shall include all genders.

   2.4 In the event that the date on which any action is required to be taken hereunder by any of the parties is not a Business Day in the place where the action is required to be taken, such action shall be required to be taken on the next succeeding day which is a Business Day in such place.

   2.5 References in this Agreement to any statute or sections thereof shall include such statute as amended or substituted and any regulations promulgated thereunder in effect as of the date hereof.

   2.6 Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of Canada.

   2.7 All representations, warranties, covenants and opinions in or contemplated by this Agreement as to the enforceability of any covenant, agreement or document are subject to enforceability being limited by applicable bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally and the discretionary nature of certain remedies (including specific performance and injunctive relief).

   2.8 Each reference herein to the knowledge of a party means, unless otherwise specified, the knowledge of such party's senior officers following due inquiry.

                                   ARTICLE 3

                                  Arrangement

   3.1 Subject to the terms and conditions hereof, as soon as reasonably practicable, PPL shall apply to the Court pursuant to Section 128 of the NBBCA for an order approving the Arrangement and in connection with such application shall:

     (a) forthwith file, proceed and diligently process an application for an Interim Order under Section 128(4) of the Act providing for, among other things the calling and holding of the Pendaries Meeting; and

     (b) subject to obtaining the approvals as may be directed by the Court in the Interim Order, take the steps necessary to submit the Arrangement to the Court and apply for the Final Order.

   3.2 The Arrangement shall become effective on the Effective Date.

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                                   ARTICLE 4

                         Representations and Warranties

   4.1 PPL represents and warrants to UPC that:

     (a) each of PPL and the Pendaries Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own or lease its property and assets and to carry on its business as now conducted by it and is duly qualified to carry on business in each jurisdiction in which the nature of its business or the property or assets owned or leased by it makes such qualification necessary;

     (b) PPL has all requisite power and authority to enter into this Agreement and all documents to be delivered pursuant hereto and, subject to the terms hereof, to perform its obligations hereunder and thereunder;

     (c) the execution and delivery of this Agreement and all documents to be delivered pursuant hereto, the performance of the terms hereof and thereof and the consummation of the transactions contemplated herein and therein do not and will not, subject to fulfillment of the conditions hereof:

       (i) result in the breach of or violate any term or provision of the articles, by-laws or governing documents of PPL or any of the Pendaries Subsidiaries, or

       (ii) conflict with, result in a breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, any agreement, instrument, licence, permit or authority to which PPL or any of the Pendaries Subsidiaries is a party or by which they are bound or to which any of their property is subject; or

       (iii) result in the creation of any material Encumbrance upon the Pendaries Assets other than Pendaries Permitted Encumbrances; or

       (iv) give to any person any material interest or right, including right of purchase, termination, cancellation or acceleration under any such agreement, instrument, license, permit or authority, provided that PPL makes no representation or warranty with respect to the rights, if any, which may arise in favour of third parties pursuant to the Sino-American Property Agreements as a result of the execution and delivery of this Agreement or the performance of the terms hereof or the consummation of the transactions contemplated hereby;

       (v) violate any provision of law or administrative regulation or any judicial or administrative order, award, judgment or decree applicable to any of PPL, the Pendaries Subsidiaries, the Pendaries Common Shares or the Pendaries Assets; or

       (vi) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or any parties to the Title Documents relating to the Pendaries Assets, except
    (A) pursuant to U.S. Securities Laws, (B) the Interim Order and the Final Order, or (C) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not in the aggregate have a Material Adverse Effect on Pendaries or prevent, materially hinder, or materially make more burdensome the consummation of the transactions contemplated by this Agreement, or (D) such filings and approvals as may be required under the "blue sky", takeover or securities laws of various states.

     (d) this Agreement has been duly authorized, executed and delivered by PPL and this Agreement does constitute valid, legal and binding obligations of PPL enforceable in accordance with its terms;

     (e) PPL has not taken any action, directly or indirectly, with the intention of adversely affecting the approval of the Arrangement or the completion of the transactions contemplated hereby;

     (f) other than as disclosed in writing to UPC at or prior to the date hereof or as disclosed in the Pendaries Financial Statements, there are no actions, claims, suits, other legal, administrative or arbitration

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

  proceedings or government investigations commenced, or to the knowledge of Pendaries contemplated, at law or in equity or before or by any court or other Governmental Authority and which involve or affect Pendaries, including, without limitation, the title to, or ownership of, the Pendaries Assets, and none of PPL or any of the Pendaries Subsidiaries is subject to any outstanding order, writ, injunction or decree having, or which could reasonably be foreseen to have, a Material Adverse Effect on Pendaries;

     (g) the authorized capital of PPL consists of an unlimited number of Pendaries Common Shares, of which 9,225,970 Pendaries Common Shares are issued and outstanding as of the date hereof and all such issued and outstanding Pendaries Common Shares are fully paid and non-assessable as of the date hereof;

     (h) the Pendaries Disclosure Statement sets forth the name, the number of shares of authorized capital stock and the number of issued and outstanding shares of capital stock of each direct or indirect Subsidiary of PPL. Except as set forth in the Pendaries Disclosure Statement, all of the outstanding shares of capital stock of each such Subsidiary are owned, directly or indirectly, by PPL, beneficially and of record. Except as disclosed in the Pendaries Disclosure Schedule, all of such shares of capital stock of the Pendaries Subsidiaries are owned free and clear of any Encumbrances, and are not subject to any agreements or understandings among any persons with respect to the voting or transfer of such shares. There are no outstanding subscriptions, options, convertible securities, warrants or claims of any kind issued or granted by or binding on Pendaries to purchase or otherwise acquire any security of or equity interest in any of such Pendaries Subsidiaries. All of the outstanding shares of capital stock of each Pendaries Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable, and none has been issued in violation of the preemptive rights of any stockholder;

     (i) PPL has no agreements of any nature to acquire any Subsidiary other than the Pendaries Subsidiaries, or to acquire or lease any other business operations out of the ordinary course and is not a party to or bound by any agreement of guarantee, indemnification, assumption endorsement or similar commitment in respect of the obligations, liabilities (contingent or otherwise) or indebtedness of any other person, firm or corporation other than pursuant to agreements which are standard or customary in the oil and gas industry;

     (j) other than the Pendaries Options, no person has any agreement, option, right or privilege (including, without limitation, whether by law, preemptive right, contract or otherwise) to purchase, subscribe for, convert into, exchange for or otherwise require the issuance of any of the unissued shares of PPL or of any of the Pendaries Subsidiaries;

     (k) since December 31, 1999, PPL has:

       (i) not amended its articles, by-laws or other governing documents and there are no resolutions, special resolutions or other proceedings pending for any amendment thereto except as may be desirable in respect of the transactions contemplated by this Agreement;

       (ii) not declared, paid or set aside for payment any dividends whether by cash, shares or otherwise or made or authorized or proposed other distributions of any kind and no repayments of capital have been made by PPL (other than repayments of indebtedness at or below the amount at which such indebtedness is shown on the Pendaries Financial Statements) since December 31, 1999 nor reduced its stated capital in any manner or purchased, acquired, cancelled or redeemed or agreed to purchase, acquire, cancel or redeem any of its outstanding shares other than as contemplated by this Agreement;

     (l) since December 31, 1999, other than as has been publicly disclosed by PPL or set out in the Pendaries Disclosure Statement, Pendaries has:

       (i) conducted its business in all material respects in the ordinary course;

       (ii) not suffered any Material Adverse Change;

       (iii) not made any change in its accounting principles and practices as theretofore applied including, without limitation, the basis upon which its assets and liabilities are recorded on its books and its earnings and profits and losses are ascertained; and

       (iv) maintained in effect salary and other compensation levels in accordance with its then existing salary administration programme and has not authorized or paid or agreed to pay any bonus or similar payment to any officer or director or person providing to Pendaries services similar in nature to employment services or made any material change in respect of employment or contract terms, as the case may be, of any such officer, director or person and Pendaries is not presently indebted to any of its present or former shareholders, directors or officers in any material respect except as set forth in the Pendaries Financial Statements or as disclosed in writing to UPC at or prior to the date hereof;

     (m) the Pendaries Financial Statements have been prepared in accordance with generally accepted accounting principles applicable in Canada applied on a basis consistent with that of prior periods (except as stated therein) and present fairly the financial position of Pendaries as of the date provided therein and the results of its operations and the changes in financial position for the periods then ended and in all material respects all accounts receivable included in the Pendaries Financial Statements, as except to the extent collected since the date hereof, are bona fide, collectible and not subject to set-off or counterclaim;

     (n) Pendaries has duly and timely filed, in proper form, correct and complete Tax Returns in respect of Taxes under all applicable federal, provincial, state or local Tax legislation of Canada or any foreign country having jurisdiction over Pendaries, for all prior periods in respect of which such filings have heretofore been required, and all Taxes shown thereon and all Taxes owing with respect to the current period and any previous period have been paid or accrued on the books of Pendaries and there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Return for any period, and all payments by Pendaries to any non-resident of Canada have been made in accordance with all applicable legislation in respect of withholding tax; Pendaries is not aware of any contingent Tax liabilities or any grounds for reassessment; there are no assessments or reassessments respecting Pendaries pursuant to which there are amounts owing or discussions in respect thereof with any taxing authority other than as disclosed in writing to UPC at or prior to the date hereof; Pendaries has not acquired property from, or disposed of property to, any Person with whom it does not deal at arm's length (as that term is construed under the Income Tax Act) for proceeds less than the fair market value thereof; Pendaries has no outstanding loans or indebtedness incurred by directors, former directors, officers, shareholders and/or employees or by any Person not dealing at arm's length (as that term is construed under the Income Tax Act) with any of the foregoing; there are no circumstances existing which could result in the application of section 78, section 79, or sections 80 to 80.04 of the Income Tax Act or any equivalent provincial provision, to Pendaries; Pendaries has not claimed nor will claim any reserve under any provision of the Income Tax Act or any equivalent provincial provision, if any such amount could be included in the income of Pendaries for any period ending after the date hereof; Pendaries has withheld from each payment made to any of its officers, directors, former directors, former employees and employees the amount of all Taxes and other deductions required to be withheld therefrom and has paid the same to the proper tax or other authority within the time required under any applicable Tax legislation; Pendaries has remitted to the appropriate tax authority when required by law to do so all amounts collected by it on account of the GST; and Pendaries is a "taxable Canadian Corporation" for the purposes of the Income Tax Act;

     (o) all filings made by Pendaries under which Pendaries has received or is entitled to government incentives, have been made in accordance, in all material respects, with all applicable legislation and contain no misrepresentations of material fact or omit to state any material fact which could cause any amount previously paid to Pendaries or previously accrued on the accounts of Pendaries to be recovered or disallowed;

     (p) other than as disclosed in writing to UPC at or prior to the date hereof, Pendaries is not a party to any written contracts of any nature, including but not limited to, employment or material consulting agreements or collective bargaining agreements and there are no currently existing employment benefit plans, arrangements or agreements of a material nature, service contracts, leases and rental agreements that are in excess of $20,000 remaining on the term of the said contract and to which Pendaries is a party or by which it is bound;

     (q) PPL does not make any representations or warranties, express or implied, as to Pendaries' title to the Pendaries Assets, but does represent and warrant that:

       (i) the Pendaries Assets are free and clear of Encumbrances created by, through or under Pendaries, excepting only the Pendaries Permitted Encumbrances;

       (ii) the concessions, petroleum contracts, deeds of assignments, permits, licenses and other contracts necessary or appropriate to operate the Pendaries Assets are, to the best of PPL's knowledge, currently being operated, or anticipated to be operated, in full compliance with all applicable laws, rules, regulations and orders of all federal, state and local governmental bodies, authorities and agencies and in conformity in all material respects for the provisions of the concessions, petroleum contracts and other contracts; and

       (iii) the concessions, petroleum contracts and other contracts are in force and effect, except for such failures as would not, individually or in the aggregate, have a Material Adverse Effect on the value or operation of the Pendaries Assets, taken as a whole;

       (iv) Pendaries is not in default, nor has Pendaries been informed of any alleged default or received any notice of default, affecting or capable of affecting the Pendaries Assets, or any of them, in an adverse manner;

       (v) except as disclosed or reflected in the Pendaries Reports, Pendaries' interests in the Pendaries Assets are not subject to reduction by rights of conversion or other alteration or election in favor of a third party, created by, through or under Pendaries;

       (vi) all rentals, royalties, taxes and other payments due under each of the concessions, petroleum contracts and other contracts have been timely and fully paid, except for such amounts that are being held in suspense as a result of title issues and that do not provide any third party with a right to cancel such contracts and such amounts as would not, individually or in aggregate, have a Material Adverse Effect on Pendaries; and

       (vii) the estimates of Pendaries' oil and gas reserves set out in the Pendaries Reports were prepared in accordance with standard geological and engineering methods generally accepted in the oil and gas industry. The working interest, net revenue interest and historical factual information supplied by Pendaries to RSC in connection with the preparation of the Pendaries Reports did not contain a Misrepresentation. The oil and gas prices utilized in the Pendaries Reports are not intended to be representative of historical or prevailing prices existing as of the effective date or actual date of the Pendaries Reports;

     (r) other than as disclosed in writing to UPC at or prior to the date hereof, to the best of the knowledge of Pendaries, Pendaries is not in material violation of any applicable federal, provincial, municipal or local laws, regulations, orders, government decrees or ordinances with respect to environmental, health or safety matters (collectively "Environmental Laws") and, for greater certainty and without limiting the generality of the foregoing, but subject to the foregoing qualifications:

       (i) Pendaries has operated its business at all times and has received, handled, used, stored, treated, shipped and disposed of all contaminants in strict compliance with all Environmental Laws;

       (ii) there have been no unrectified spills, releases, deposits or discharges of hazardous or toxic substances, contaminants or wastes on any of the real property owned or leased by Pendaries or under its respective control, nor to the best of PPL's knowledge has any such real property been used at any time by any person as a landfill or waste disposal site;

       (iii) there have been no releases, deposits or discharges, in violation of Environmental Laws, of any hazardous or toxic substances, contaminants or wastes into the earth, air or into any body of water or any municipal or other sewer or drain water systems by Pendaries;

       (iv) no orders, directions or notices have been issued and remain outstanding pursuant to any Environmental Laws relating to the business or assets of Pendaries;

       (v) Pendaries has not failed to report to the proper Governmental Authority the occurrence of any event which is required to be so reported by any Environmental Laws; and

       (vi) Pendaries holds all licences, permits and approvals required under any Environmental Laws in connection with the operation of its business and the ownership and use of its assets, all such licences, permits and approvals are in full force and effect, and Pendaries has not received any notification pursuant to any Environmental Laws that any work, repairs, construction or capital expenditures are required to be made by it as a condition of continued compliance with any Environmental Laws, or any licence, permit or approval issued pursuant thereto, or that any licence, permit or approval referred to above is about to be reviewed, made subject to limitation or conditions, revoked, withdrawn or terminated;

     (s) PPL is a reporting issuer or the equivalent in the Provinces of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, Quebec, Nova Scotia and Newfoundland, and has not been notified of any default of any requirement of any applicable securities legislation, regulations, orders, notices or policies;

     (t) PPL is current with respect to all filings required by the TSE and the AMEX and the Pendaries Common Shares which are issued and outstanding as of the date hereof are listed and posted for trading on the TSE and the AMEX and are not subject to any cease trading or trading suspension order;

     (u) PPL has furnished UPC with a true and complete copy of each report, schedule, registration statement and definitive proxy statement (including exhibits) filed by PPL with the SEC since December 31, 1998 (the "Pendaries SEC Documents"), which are all the documents (other than preliminary material) that PPL was required to file with the SEC since such date, except where the failure to file any such documents would not cause PPL to be in material noncompliance with U.S. Securities Laws. As of their respective dates, (i) the Pendaries SEC Documents complied in all material respects with the requirements of the U.S. Securities Laws applicable to such Pendaries SEC Documents and (ii) none of the Pendaries SEC Documents contained any Misrepresentation. Except to the extent information contained in any Pendaries SEC Document has been revised or superseded by a later-filed Pendaries SEC Document, none of the Pendaries SEC Documents currently contains any Misrepresentation;

     (v) as of the respective dates of the Pendaries SEC Documents, (i) the financial statements of PPL included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published results and regulations of the SEC with respect thereto, (ii) were prepared in all material respects in accordance with Canadian generally accepted accounting principles applied on a consistent basis during the periods involved (except as noted therein or as may be permitted by the rules of the SEC) and (iii) fairly presented in all material respects the consolidated financial position of PPL and the Pendaries Subsidiaries as of the dates thereof and the consolidated results of their operations and changes in financial position for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments, none of which are or were material);

     (w) the Pendaries Proxy Statement will be distributed in accordance with and will comply as to form in all material respects with U.S. Securities Laws and, if applicable, will include the information required by Rule 13e-3 of the Exchange Act, and PPL will otherwise comply with Rule 13e-3. None of the information relating to PPL and the Pendaries Subsidiaries included in the Pendaries Proxy Statement shall, at the time the Pendaries Proxy Statement is mailed or at the time of the Pendaries Meeting, contain any Misrepresentation, except that no representation is being made by PPL with respect to information supplied or approved in writing by UPC or any affiliate of UPC specifically for inclusion in the Pendaries Proxy Statement;

     (x) as of the date hereof, no "person" as defined in Section 801.1(a)(1) of the Rules, Regulations, Statements and Interpretations (in this paragraph the "HSR Rules") under the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976 (16 CFR 801 et.seq.) in which PPL is included has annual net sales of $100,000,000 or more or total assets of $100,000,000 or more, as determined in accordance with Section 801.11 of the HSR Rules;

     (y) all information furnished by PPL for inclusion in the Ultra Proxy Solicitation Material is or will be, as of the earlier of the date it purports to be given at and the date of the Ultra Proxy Solicitation Material, true and complete in all material respects and contains no Misrepresentations; and

     (z) the board of directors of PPL has (A) determined unanimously that as of the date hereof that the Arrangement is fair to the holders of Pendaries Common Shares and is in the best interests of PPL; and (B) determined as of the date hereof to unanimously recommend that the holders of Pendaries Common Shares vote in favour of the Arrangement.

   4.1.1 PPL makes no representations or warranties to UPC in addition to those expressly enumerated in subsection 4.1. Except and to the extent provided in subsection 4.1, PPL does not warrant title to the Pendaries Assets or make representations or warranties with respect to: (i) the quantity, quality or recoverability of petroleum substances respecting the Pendaries Assets; (ii) any estimates of the value of the Pendaries Assets or the revenues applicable to future production from the Pendaries Assets; (iii) any engineering, geological or other interpretations or economic evaluations respecting the Pendaries Assets; (iv) the rates of production of petroleum substances from the Pendaries Assets; (v) the quality, condition or serviceability of the Pendaries Assets; or (vi) the suitability of their use for any purpose. Without restricting the generality of the foregoing, but subject always to the provisions herein, UPC acknowledges that it has made its own independent investigation, analysis, evaluation and inspection of the interests of PPL in the Pendaries Assets and the state and condition thereof and that it has relied solely on such investigation, analysis, evaluation and inspection as to its assessment of the condition, quantum and value of the Pendaries Assets.

   4.1.2 Except with respect to the representations and warranties in subsection 4.1 or in the event of fraud, UPC forever releases and discharges PPL and its directors, officers, servants, agents and employees from any claims and all liability to UPC or UPC's assigns and successors, as a result of the use or reliance upon advice, information or materials pertaining to the Pendaries Assets which was delivered or made available to UPC by Pendaries or its directors, officers, servants, agents or employees prior to or pursuant to this Agreement, including, without limitation, any evaluations, projections, reports and interpretive or non-factual materials prepared by or for Pendaries, or otherwise in Pendaries' possession.

   4.2 UPC represents and warrants to PPL that:

     (a) each of UPC and the Ultra Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own or lease its property and assets and to carry on its business as now conducted by it and is duly qualified to carry on business in each jurisdiction in which the nature of its business or property or assets owned or leased by it makes such qualification necessary;

     (b) UPC has all requisite power and authority to enter into this Agreement and all documents to be delivered pursuant hereto and, subject to the terms hereof, to perform its obligations hereunder and thereunder;

     (c) the execution and delivery of this Agreement and all documents to be delivered pursuant hereto, the performance of the terms hereof and thereof and the consummation of the transactions contemplated herein and therein do not and will not subject to fulfillment of the conditions hereof:

       (i) result in the breach of or violate any term or provision of the articles, by-laws or governing documents of UPC or any of the Ultra Subsidiaries; or

       (ii) conflict with, result in a breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, any agreement, instrument, licence, permit or authority to which UPC or any of the Ultra Subsidiaries is a party or by which any of them is bound or to which their property is subject; or

       (iii) result in the creation of any material Encumbrance upon the Ultra Assets other than Ultra Permitted Encumbrances; or

       (iv) give to any person any material interest or right, including right of purchase, termination, cancellation or acceleration under any such agreement, instrument, license, permit or authority;

       (v) violate any provision of law or administrative regulation or any judicial or administrative order, award, judgment or decree applicable to any of UPC, the Ultra Subsidiaries, the Ultra Common Shares or the Ultra Assets; or

       (vi) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or any parties to the Title Documents relating to the Ultra Assets, except (A) pursuant to Canadian Securities Laws and U.S. Securities Laws, (B) the Interim Order and the Final Order, (C) the approval of the TSE, (D) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not in the aggregate have a Material Adverse Effect on Pendaries or prevent, materially hinder, or materially make more burdensome the consummation of the transactions contemplated by this Agreement, or (E) such filings and approvals as may be required under the "blue sky", takeover or securities laws of various states.

     (d) this Agreement has been duly authorized, executed and delivered by UPC and this Agreement does constitute valid, legal and binding obligations of UPC enforceable in accordance with its terms; the execution and delivery of this Agreement by UPC and the performance by UPC of the transactions contemplated by this Agreement have been duly authorized by its Board of Directors and, subject to receipt of Ultra Shareholder Approval, no other corporate proceedings on its part are necessary to authorize this Agreement or the transactions contemplated hereby;

     (e) UPC has not taken any action, directly or indirectly, with the intention of adversely affecting the approval of the Arrangement or the completion of the transactions contemplated hereby;

     (f) other than as disclosed in writing to PPL at or prior to the date hereof or as disclosed in the Ultra Financial Statements, there are no actions, claims, suits, other legal, administrative or arbitration proceedings or government investigations commenced, or to the knowledge of UPC contemplated, at law or in equity or before or by any court or other Governmental Authority and which involve or affect UPC, including, without limitation, the title to, or ownership of, the Ultra Assets, and none of UPC or any of the Ultra Subsidiaries is subject to any outstanding order, writ, injunction or decree having, or which could reasonably be foreseen to have, a Material Adverse Effect on Ultra;

     (g) the authorized share capital of UPC consists of an unlimited number of Ultra Common Shares, of which 56,944,762 Ultra Common Shares are issued and outstanding as of the date hereof and all such issued and outstanding Ultra Common Shares are fully paid and non-assessable as of the date hereof;

     (h) the Ultra Disclosure Statement sets forth the name, the number of shares of authorized capital stock and the number of issued and outstanding shares of capital stock of each direct or indirect Subsidiary of UPC. Except as set forth in the Ultra Disclosure Statement, all of the outstanding shares of capital stock of each such Subsidiary are owned, directly or indirectly, by UPC, beneficially and of record. Except as disclosed in the Ultra Disclosure Schedule, all of such shares of capital stock of the Ultra Subsidiaries are owned free and clear of any Encumbrances, and are not subject to any agreements or understandings among any persons with respect to the voting or transfer of such shares. There are no outstanding subscriptions, options, convertible securities, warrants or claims of any kind issued or granted by or binding on Ultra to purchase or otherwise acquire any security of or equity interest in any of such Ultra Subsidiaries. All of the outstanding shares of capital stock of each Ultra Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable, and none has been issued in violation of the preemptive rights of any stockholder;

     (i) as of the date hereof, UPC has no agreements of any nature to acquire any Subsidiary other than the Ultra Subsidiaries, or to acquire or lease any other business operations out of the ordinary course and is not a party to or bound by any agreement of guarantee, indemnification, assumption endorsement or similar commitment in respect of the obligations, liabilities (contingent or otherwise) or indebtedness of any other person, firm or corporation other than pursuant to agreements which are standard or customary in the oil and gas industry;

     (j) the Ultra Common Shares to be issued pursuant to the Arrangement will, upon issuance, be duly and validly issued as fully paid and non-assessable shares of UPC;

     (k) other than the Ultra Options and rights to acquire Ultra Common Shares which may be granted after the date hereof pursuant to the 2000 Share Incentive Plan of UPC, no person has any agreement, option, right or privilege (including, without limitation, whether by law, preemptive right, contract or otherwise) to purchase, subscribe for, convert into, exchange for or otherwise require the issuance of any of the unissued shares of UPC or any of the Ultra Subsidiaries;

     (l) since December 31, 1999:

       (i) except as disclosed to PPL, UPC has not amended its articles, by-laws or other governing documents, and there are no resolutions, special resolutions or other proceedings pending for any amendment except as may be desirable in respect of the transactions contemplated by this Agreement;

       (ii) except as disclosed to PPL, UPC has not declared, paid or set aside for payment any dividends whether by cash, shares or otherwise or made, authorized or proposed other distributions of any kind, and no repayments of capital have been made by UPC (other than repayment of indebtedness at or below the amount at which such indebtedness is shown on the Ultra Financial Statements) since December 31, 1999, nor reduced its stated capital in any manner or purchased, acquired, cancelled or redeemed or agreed to purchase, acquire, cancel or redeem any of its outstanding shares;

     (m) since December 31, 1999, other than as has been publicly disclosed by UPC or set out in the Ultra Disclosure Statement, Ultra has:

       (i) conducted its business in all material respects in the ordinary course;

       (ii) not suffered any Material Adverse Change; and

       (iii) not made any change in its accounting principles and practices as theretofore applied including, without limitation, the basis upon which its assets and liabilities are recorded on its books and its earnings and profits and losses are ascertained;

     (n) the Ultra Financial Statements have been prepared in accordance with generally accepted accounting principles applicable in Canada applied on a basis consistent with that of prior periods (except as stated therein) and present fairly the financial position of UPC as of the date provided therein and the results of its operations and the changes in financial position for the periods then ended and in all material respects all accounts receivable included in the Ultra Financial Statements, except to the extent collected since the date thereof; are bona fide, collectible and not subject to set-off or counterclaim;

     (o) Ultra has duly and timely filed, in proper form, correct and complete Tax Returns in respect of Taxes under all applicable federal, provincial, state or local Tax legislation of Canada or any foreign country having jurisdiction over Ultra, for all prior periods in respect of which such filings have heretofore been required, and all Taxes shown thereon and all Taxes owing with respect to the current period and any previous period have been paid or accrued on the books of Ultra and there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Return for any period, and all payments by Ultra to any non-resident of Canada have been made in accordance with all applicable legislation in respect of withholding tax; Ultra is not aware of any contingent Tax liabilities or any grounds for reassessment; there are no assessments or reassessments respecting Ultra pursuant to which there are amounts owing or discussions in respect thereof with any taxing authority other than as disclosed in writing to UPC at or prior to the date hereof; Ultra has not acquired property from, or disposed of property to, any Person with whom it does not deal at arm's length (as that term is construed under the Income Tax Act) for proceeds less than the fair market value thereof; Ultra has no outstanding loans or indebtedness incurred by directors, former directors, officers, shareholders and/or employees or by any Person not dealing at arm's length (as that term is construed under the Income Tax Act) with any of the foregoing; there are no circumstances existing which could result in the application of section 78, section 79, or sections 80 to 80.04 of the Income Tax Act or any equivalent provincial provision, to Ultra; Ultra has not claimed nor will claim any reserve under any provision of the Income Tax Act or any equivalent provincial provision, if any such amount could be included in the income of Ultra for any period ending after the date hereof; Ultra has withheld from each payment made to any of its officers, directors, former directors, former employees and employees the amount of all Taxes and other deductions required to be withheld therefrom and has paid the same to the proper tax or other authority within the time required under any applicable Tax legislation; Ultra has remitted to the appropriate tax authority when required by law to do so all amounts collected by it on account of the GST; and Ultra is a "taxable Canadian Corporation" for the purposes of the Income Tax Act;

     (p) all filings made by Ultra under which it has received or is entitled to government incentives, have been made in accordance, in all material respects, with all applicable legislation and contain no misrepresentations of material fact or omit to state any material fact which could cause any amount previously paid to Ultra or previously accrued on the accounts of Ultra to be recovered or disallowed;

     (q) UPC does not make any representations or warranties, express or implied, as to Ultra's title to the Ultra Assets, but does represent and warrant that:

       (i) the Ultra Assets are free and clear of Encumbrances created by, through or under Ultra, excepting only the Ultra Permitted
    Encumbrances;

       (ii) the leases, rights-of-ways, surface agreements, easements, servitudes, permits, licenses and other contracts necessary or appropriate to operate the Ultra Assets (in this subsection the "Ultra Leases") are, to the best of UPC's knowledge, currently being operated, or anticipated to be operated, in full compliance with all applicable laws, rules, regulations and orders of all federal, state and local governmental bodies, authorities and agencies and in conformity in all material respects for the provisions of the leases; and

       (iii) the Ultra Leases are in force and effect, except for such failures as would not, individually or in the aggregate, have a Material Adverse Effect on the value or operation of the Ultra Assets, taken as a whole;

       (iv) Ultra is not in default, nor has Ultra been informed of any alleged default or received any notice of default, affecting or capable of affecting the Ultra Assets, or any of them, in an adverse manner;

       (v) except as disclosed or reflected in the Ultra Reports, Ultra's interests in the Ultra Assets are not subject to reduction by rights of conversion or other alteration or election in favor of a third party, created by, through or under Ultra;

       (vi) all rentals, royalties, taxes and other payments due under each of the Ultra Leases have been timely and fully paid, except for such amounts that are being held in suspense as a result of title issues and that do not provide any third party with a right to cancel such Ultra Leases and such amounts as would not, individually or in aggregate, have a Material Adverse Effect on Ultra; and

       (vii) the estimates of Ultra's oil and gas reserves set out in the Ultra Reports were prepared in accordance with standard geological and engineering methods generally accepted in the oil and gas industry. The working interest, net revenue interest and historical factual information supplied by Ultra to NSA in connection with the preparation of the Ultra Reports did not contain a Misrepresentation. The oil and gas prices utilized in the Ultra Reports are not intended to be representative of historical or prevailing prices existing as of the effective date or actual date of the Ultra Reports;

     (r) other than as disclosed in writing to PPL at or prior to the date hereof, to the best of the knowledge of Ultra, Ultra is not in material violation of any applicable Environmental Laws and, for greater certainty and without limiting the generality of the foregoing, but subject to the foregoing qualifications:

       (i) Ultra has operated its business at all times and has received, handled, used, stored, treated, shipped and disposed of all contaminants in strict compliance with all Environmental Laws;

       (ii) there have been no unrectified spills, releases, deposits or discharges of hazardous or toxic substances, contaminants or wastes on any of the real property owned or leased by Ultra or under its respective control, nor to the best of UPC's knowledge has any such real property been used at any time by any person as a landfill or waste disposal site;

       (iii) there have been no releases, deposits or discharges, in violation of Environmental Laws, of any hazardous or toxic substances, contaminants or wastes into the earth, air or into any body of water or any municipal or other sewer or drain water systems by Ultra;

       (iv) no orders, directions or notices have been issued and remain outstanding pursuant to any Environmental Laws relating to the business or assets of Ultra;

       (v) Ultra has not failed to report to the proper Governmental Authority the occurrence of any event which is required to be so reported by any Environmental Laws; and

       (vi) Ultra holds all licences, permits and approvals required under any Environmental Laws in connection with the operation of its business and the ownership and use of its assets, all such licences, permits and approvals are in full force and effect, and Ultra has not received any notification pursuant to any Environmental Laws that any work, repairs, construction or capital expenditures are required to be made by it as a condition of continued compliance with any Environmental Laws, or any licence, permit or approval issued pursuant thereto, or that any licence, permit or approval referred to above is about to be reviewed, made subject to limitation or conditions, revoked, withdrawn or terminated;

     (s) Ultra has made available to NSA, prior to the issuance of the Ultra Reports, all information material to an adequate determination of its oil and gas reserves and non-reserve lands, none of such information contained a Misrepresentation and UPC has no knowledge of any material adverse change to the oil and gas reserves or non-reserve lands of Ultra since the effective date of the Ultra Reports; and

     (t) UPC is current with respect to all filings required by the TSE, and the Ultra Common Shares which are issued and outstanding as of the date hereof are listed and posted for trading on the TSE and are not subject to any cease trading or trading suspension order;

     (u) UPC has furnished PPL with a true and complete copy of each report (including exhibits) filed by UPC with the Ontario Securities Commission since June 30, 1998 (the "Ultra OSC Documents"), which are all the documents (other than preliminary material) that UPC was required to file with the Ontario Securities Commission since such date, except where the failure to file any such documents would not cause UPC to be in material noncompliance with Ontario Securities Laws. As of their respective dates,
  (i) the Ultra OSC Documents complied in all material respects with the requirements of the Ontario Securities Laws applicable to such Ultra OSC Documents and (ii) none of the Ultra OSC Documents contained any Misrepresentation. Except to the extent information contained in any Ultra OSC Document has been revised or superseded by a later-filed Ultra OSC Document, none of the Ultra OSC Documents currently contains any Misrepresentation;

     (v) as of the respective dates of the Ultra OSC Documents, (i) the financial statements of UPC included in the Ultra OSC Documents complied as to form in all material respects with applicable accounting requirements and the published results and regulations of the Ontario Securities Commission with respect thereto, (ii) were prepared in all material respects in accordance with Canadian generally accepted accounting principles applied on a consistent basis during the periods involved (except as noted therein or as may be permitted by the rules of the Ontario Securities Commission) and (iii) fairly presented in all material respects the consolidated financial position of UPC and the Ultra Subsidiaries as of the dates thereof and the consolidated results of their operations and changes in financial position for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments, none of which are or were material);

     (w) UPC is and has for at least the previous 12 months been, a "reporting issuer" in the Provinces of British Columbia and Ontario, and has not been notified of any default of any requirement of any applicable securities legislation, regulations, orders, notices or policies;

     (x) the Ultra Proxy Solicitation Material will be distributed in accordance with and will comply as to form in all material respects with Ontario Securities Laws. None of the information relating to UPC and the Ultra Subsidiaries included in the Ultra Proxy Solicitation Material shall, at the time the Ultra Proxy Solicitation Material is mailed or at the time of the Ultra Meeting, contain any Misrepresentation, except that no representation is being made by UPC with respect to information supplied or approved in writing by PPL or any affiliate of PPL specifically for inclusion in the Ultra Proxy Solicitation Material;

     (y) all information furnished by UPC for inclusion in the Pendaries Proxy Statement is or will be, as of the earlier of the date it purports to be given at and the date of the Pendaries Proxy Statement, true and complete in all material respects and contains no Misrepresentations;

     (z) the board of directors of UPC determined as of October 6, 2000, which determination has not been withdrawn, amended or modified up to the date hereof, to unanimously recommend that the holders of Pendaries Common Shares vote in favour of the Arrangement.

   4.2.1 UPC makes no representations or warranties to PPL in addition to those expressly enumerated in subsection 4.2. Except and to the extent provided in subsection 4.2, UPC does not warrant title to the Ultra Assets or make representations or warranties with respect to: (i) the quantity, quality or recoverability of petroleum substances respecting the Ultra Assets; (ii) any estimates of the value of the Ultra Assets or the revenues applicable to future production from the Ultra Assets; (iii) any engineering, geological or other interpretations or economic evaluations respecting the Ultra Assets; (iv) the rates of production of petroleum substances from the Ultra Assets; (v) the quality, condition or serviceability of the Ultra Assets; or (vi) the suitability of their use for any purpose. Without restricting the generality of the foregoing, but subject always to the provisions herein, PPL acknowledges that it has made its own independent investigation, analysis, evaluation and inspection of the interests of UPC in the Ultra Assets and the state and condition thereof and that it has relied solely on such investigation, analysis, evaluation and inspection as to its assessment of the condition, quantum and value of the Ultra Assets.

   4.2.2 Except with respect to the representations and warranties in subsection 4.2 or in the event of fraud, PPL forever releases and discharges UPC and the Ultra Subsidiaries and their directors, officers, servants, agents and employees from any claims and all liability to PPL or PPL's assigns and successors, as a result of the use or reliance upon advice, information or materials pertaining to the Ultra Assets which was delivered or made available to PPL by Ultra or their directors, officers, servants, agents or employees prior to or pursuant to this Agreement, including, without limitation, any evaluations, projections, reports and interpretive or non-factual materials prepared by or for UPC, or otherwise in UPC's possession.

                                   ARTICLE 5

                                   Covenants

   5.1 PPL covenants and agrees that, until the transactions contemplated herein have closed or this Agreement has been terminated, whichever is the earlier, PPL and each of the Pendaries Subsidiaries:

     (a) will conduct its operations according to its ordinary and usual course of business and consistent with past practices, and will use its reasonable commercial efforts to fulfil the conditions set forth herein to the extent the fulfillment of the same is within the control of PPL and/or the Pendaries Subsidiaries;

     (b) will not without the prior written consent of UPC:

       (i) make any capital expenditures other than pursuant to existing capital expenditure programs that are disclosed in the Pendaries Disclosure Statement, or pursuant to cash calls made on Pendaries pursuant to the Sino-American Property Agreements;

       (ii) sell, transfer or otherwise dispose of or create any Encumbrance on, or allow the sale, transfer or other disposition of or creation of any Encumbrance on any of the Pendaries Assets other than chattel property or other non-real property that is replaced by equivalent property or consumed in the operation of the Pendaries Assets and other than any Encumbrances arising in the ordinary course of business as a result of operations under agreements affecting the Pendaries Assets;

       (iii) grant any option, warrant, right or subscription privilege or enter into any agreement to grant any such option, warrant, right or subscription privilege to purchase or otherwise acquire any securities of PPL or issue any securities of PPL except pursuant to the exercise of Pendaries Options; or

       (iv) directly or indirectly, through officers, directors, employees, representatives, advisors, agents or otherwise, take any action to continue, solicit, initiate or encourage any Competing Transaction, and will notify UPC forthwith immediately if any inquiries or proposals with respect to a possible Competing Transaction are received by PPL, and shall provide details of any such inquiries or proposals as such information becomes available to PPL; provided, however, that in the event that PPL receives an unsolicited inquiry or proposal with respect to a possible Competing Transaction, the directors and officers of PPL shall be entitled to take such actions which PPL's Board of Directors, based upon the advice of PPL's counsel, determine in good faith to be required in order for such directors and officers to fulfil their fiduciary obligations to PPL, provided that prior to furnishing any information or engaging in any negotiations with the third party initiating such inquiry or proposal, PPL shall have provided written notice to UPC to the effect that it is doing so;

     (c) will maintain insurance on and in respect of all the Pendaries Assets in like kind to, and in an amount not less than the amount of, insurance in respect of the Pendaries Assets in effect on the date hereof;

     (d) will make available and cause to be made available to UPC, its agents and advisors, as soon as possible, all documents and agreements (including without limitation, any correspondence between Pendaries and or any governmental body and its minute book) in any way relating to or affecting the Pendaries Assets or the financial status of Pendaries and such other documents or agreements as may be necessary to enable Ultra to effect a thorough investigation of Pendaries, its business, properties and financial status, except where Pendaries is contractually precluded from making such document or agreement available, and Pendaries shall cooperate with Ultra in securing access for Ultra to any such documentation not in the possession or under the control of Pendaries;

     (e) will not enter into any transaction not in the ordinary course of business or pay any dividends or make any other distribution to its shareholders or repay, other than in the ordinary course of business, any outstanding indebtedness;

     (f) will not disclose to any person, other than officers, directors, key employees and professional advisors of PPL any confidential information relating to Ultra except information disclosed in the Pendaries Proxy Statement, required to be disclosed by law or otherwise known to the public or PPL;

     (g) will provide to UPC, in a timely and expeditious manner, all information as may be reasonably requested by UPC or is required by applicable law, with respect to PPL for inclusion in the Ultra Proxy Solicitation Material or any amendments or supplements to the Ultra Proxy Solicitation Material so that UPC can comply in all material respects with all applicable legal and reporting requirements on the date of issue thereof;

     (h) will:

       (i) forthwith carry out the terms of the Interim Order and the Final Order provided that nothing shall require PPL to consent to any modification of this Agreement, the Arrangement or PPL's obligations thereunder or hereunder,

       (ii) convene the Pendaries Meeting as ordered by the Interim Order;

       (iii) provide notice to UPC of the Pendaries Meeting and allow UPC representatives to attend the Pendaries Meeting unless such attendance is prohibited by rules governing such Pendaries Meeting; and

       (iv) conduct the Pendaries Meeting in accordance with the Interim Order, the bylaws of PPL and any instrument governing such meeting, as applicable, and as otherwise required by law;

     (i) will prepare (in consultation with UPC), file and distribute to the holders of Pendaries Common Shares in a timely and expeditious manner, the Pendaries Proxy Statement and any amendments or supplements to the Pendaries Proxy Statement as required by the Interim Order or by applicable law or regulation of regulatory authorities, in all jurisdictions where the same is required complying in all material respects with all applicable legal and reporting requirements on the date of issue thereof;

     (j) subject to the applicable fiduciary obligations to shareholders of PPL as advised by counsel, the Board of Directors of PPL shall not withdraw, modify or change in a manner adverse to UPC its recommendation that the holders of Pendaries Common Shares vote to approve the Arrangement and this Agreement, and shall use its reasonable efforts to solicit from holders of Pendaries Common Shares proxies in favour of the Arrangement;

     (k) will, subject to obtaining such approvals as are required by the Interim Order and the terms and conditions hereof, forthwith prepare, file, proceed with and diligently pursue an application for the Final Order;

     (l) subject to the terms and conditions hereof, will file Articles of Arrangement, and the Final Order with the Director, in order for the Arrangement to become effective;

     (m) will make other necessary filings and applications under applicable U.S. and Canadian, federal and provincial and laws and regulations (including without limitation U.S. Securities Laws) required on the part of PPL in connection with the transactions contemplated herein and take all reasonable action necessary to be in compliance with such laws and regulations;

     (n) will use its reasonable efforts to diligently pursue and obtain all consents, approvals and authorizations (including without limitation all regulatory and third party approvals and consents) required or necessary in connection with the transactions contemplated herein;

     (o) will not issue, authorize or propose the issuance of, or purchase or propose the purchase of, any shares of its capital stock of any class or securities convertible into, rights, warrants or options to acquire, any such shares or other exchangeable or convertible securities, other than pursuant to the exercise of the Pendaries Options or as otherwise disclosed to UPC;

     (p) will not authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into an agreement in principle or an agreement with respect to, any merger, consolidation or business combination (other than the Arrangement), any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities or any material change in its capitalization, or any entry into a material contract or any release or relinquishment of any material contract rights, not in the ordinary course of business, other than pursuant to commitments existing on the date hereof and set out in the Pendaries Disclosure Statement, or commitments entered into after the date hereof with the written consent of UPC;

     (q) except as contemplated in the term sheet attached to the Letter of Intent, will not guarantee the payment of indebtedness or incur indebtedness for money borrowed or issue any debt securities;

     (r) will not subdivide the Pendaries Common Shares or issue any rights, options, warrants, shares or Pendaries Common Shares to all or substantially all holders of Pendaries Shares or make any change in its share capital or make any similar distribution that would materially and adversely affect the value of the Pendaries Common Shares or the ability of UPC to acquire all of the issued and outstanding Pendaries Common Shares on the terms contemplated by the Arrangement;

     (s) will not purchase or otherwise acquire, or propose to purchase or otherwise acquire, any securities of any third party issuer;

     (t) will not propose or adopt any amendments to its charter or by-laws;

     (u) will not enter into, assign or terminate, or amend in any material respect, any Title Document; and

     (v) will not waive, compromise or settle any right or claim that would adversely affect the ownership, operation or value of any of the Pendaries Assets;

     (w) will mail on or before October 16, 2000, notice of the proposed Arrangement in form and substance satisfactory to PPL and UPC to the China National Offshore Oil Corporation, a company organized and existing under the laws of the People's Republic of China, Kerr-McGee China Petroleum Ltd., a company incorporated in the Bahamas, and Newfield Exploration Company;

     (x) if the Ultra Common Shares are not approved for listing on AMEX, PPL will comply in all respects with Rule 13e-3 of the Exchange Act;

     (y) will promptly advise UPC orally and, if then requested, in writing:

       (i) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of PPL contained in this Agreement (except any such representation or warranty which speaks solely as of a date prior to the occurrence of such event), if made on or as of the date of such event or the Effective Date, untrue or inaccurate in any material respect;

       (ii) of any Material Adverse Change in respect of Pendaries; and

       (iii) of any material breach by PPL of any covenant or agreement contained in this Agreement.

   5.2 UPC covenants and agrees that, until the transactions contemplated herein have closed or this Agreement has been terminated, whichever is the earlier, UPC and each of the Ultra Subsidiaries:

     (a) will conduct its operations according to its ordinary and usual course of business and consistent with past practices, and will use its reasonable commercial efforts to fulfil the conditions set forth herein to the extent the fulfillment of the same is within the control of UPC and/or the Ultra Subsidiaries;

     (b) will maintain insurance on and in respect of all the Ultra Assets in like kind to, and in an amount not less than the amount of, insurance in respect of the Ultra Assets in effect on the date hereof,

     (c) will make available and cause to be made available to PPL, its agents and advisors, as soon as possible, all documents and agreements (including, without limitation, any correspondence between Ultra and any governmental body and its minute books) in any way relating to or affecting the Ultra Assets or the financial status of Ultra and such other documents or agreements as may be necessary to enable PPL to effect a thorough investigation of Ultra, its business, properties and financial status, except where Ultra is contractually precluded from making such document or agreement available, and Ultra shall cooperate with PPL in securing access for PPL to any such documentation not in the possession or under the control of Ultra;

     (d) will not disclose to any person, other than officers, directors, key employees and professional advisors of UPC any confidential information relating to Pendaries except information disclosed in the Pendaries Proxy Statement, required to be disclosed by law or otherwise known to the public or UPC;

     (e) will make application to obtain all necessary approvals and make all filings required with the securities commissions or similar authorities in all jurisdictions of Canada in which registered holders of

  Pendaries Common Shares are resident as shown on the books of PPL to validly authorize and enable the distribution by Ultra pursuant to exemptions from the prospectus and registration requirements of applicable Canadian Securities Laws of the Ultra Common Shares to be issued pursuant to the Arrangement, and, without limiting the generality of the foregoing, will make application for, and diligently pursue, such discretionary orders of Canadian securities regulators as may be necessary to enable Ultra Counsel to provide the opinion contemplated by subsection 7.1(c)(iv) hereof;

     (f) prepare jointly with PPL the Pendaries Proxy Statement and provide to PPL, in a timely and expeditious manner, all information as may be reasonably requested by PPL or is required by the Interim Order or applicable law, with respect to UPC for inclusion in the Pendaries Proxy Statement or any amendments or supplements to the Pendaries Proxy Statement so that PPL can comply in all material respects with all applicable legal and reporting requirements on the date of issue thereof;

     (g) will forthwith carry out the terms of the Interim Order and the Final Order provided that nothing shall require Ultra to consent to any modification of this Agreement, the Arrangement or UPC's obligations hereunder or thereunder;

     (h) will:

       (i) convene the Ultra Meeting on or before December 15, 2000;

       (ii) provide notice to PPL of the Ultra Meeting and allow PPL representatives to attend the Ultra Meeting unless such attendance is prohibited by rules governing such Ultra Meeting; and

       (iii) conduct the Ultra Meeting in accordance with the by-laws of UPC and any instrument governing such meeting, as applicable, and as otherwise required by law;

     (i) will prepare (in consultation with PPL), file and distribute to the holders of Ultra Common Shares in a timely and expeditious manner, the Ultra Proxy Solicitation Material and any amendments or supplements to the Ultra Proxy Solicitation Material as required by applicable law or regulation of regulatory authorities, in all jurisdictions where the same is required complying in all material respects with all applicable legal and reporting requirements on the date of issue thereof;

     (j) subject to the applicable fiduciary obligations to shareholders of UPC as advised by counsel, the Board of Directors of UPC shall not withdraw, modify or change in a manner adverse to PPL its recommendation that the holders of Ultra Common Shares vote to approve the Arrangement and this Agreement, and shall use its reasonable efforts to solicit from holders of Ultra Common Shares proxies in favour of the Arrangement;

     (k) will make all other necessary filings and applications under applicable federal and provincial laws and regulations required on the part of Ultra in connection with the transactions contemplated herein and take all reasonable action necessary to be in compliance with such laws and regulations;

     (l) on the Effective Date, issue Ultra Common Shares to those persons entitled thereto pursuant to the Arrangement in accordance with their entitlement under the Arrangement;

     (m) will use its reasonable efforts to diligently pursue and obtain all consents, approvals and authorizations (including without limitation all regulatory and third party approvals and consents) required or necessary in connection with the transactions contemplated herein;

     (n) except in the ordinary course of business, or except as contemplated by the term sheet attached to the Letter of Intent, will not guarantee the payment of indebtedness or incur indebtedness for money borrowed or issue any debt securities;

     (o) will take all necessary corporate action to issue the Ultra Common Shares to be issued in connection with the Arrangement and shall issue such Ultra Common Shares on the basis contemplated herein and shall apply for and diligently pursue the listing of such Ultra Common Shares on the TSE;

     (p) will not subdivide the Ultra Common Shares or issue any rights, options, warrants, shares or Ultra Common Shares to all or substantially all holders of Ultra Shares or make any change in its share capital or make any similar distribution that would materially and adversely affect the value of the Ultra Common Shares to be issued to PPL's Shareholders in connection with the Arrangement;

     (q) will not reorganize, amalgamate or merge UPC with any other person, nor acquire by amalgamating, merging or consolidating with, purchasing a majority of the voting securities or substantially all of the assets of or otherwise, any business or person which acquisition or other transaction would reasonably be expected to prevent or materially delay the transactions contemplated hereby beyond the Expiry Date;

     (s) will use reasonable commercial efforts to cause the Ultra Common Shares, including the Ultra Common Shares issuable pursuant to the Arrangement, to be listed on AMEX;

     (t) will maintain and continue all rights to indemnification or exculpation now existing in favour of the directors or officers of PPL or any Subsidiary as provided in its articles or by-laws thereof full force and effect for a period of not less than six years from the Effective Time; and

     (u) will maintain in effect, for not less than six years from the Effective Time, coverage substantially equivalent to that in effect under the current policies of the directors' and officers' liability insurance maintained in effect by Pendaries (provided that the coverage limit need not be greater than US$10,000,000) which is no less advantageous, and with no gaps or lapses in coverages with respect to matters occurring prior to the Effective Time;

     (v) subject to their applicable fiduciary obligations, the Board of Directors of UPC will convene a directors' meeting on or before November 10, 2000 for the purpose of considering adding to the matters to be dealt with at the Ultra Meeting an increase in the number of directors of UPC and the election of additional directors to fill the vacancies created by such increase; and

     (w) will promptly advise PPL orally and, if then requested, in writing:

       (i) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of UPC contained in this Agreement (except any such representation or warranty which speaks solely as of a date prior to the occurrence of such event), if made on or as of the date of such event or the Effective Date, untrue or inaccurate in any material respect;

       (ii) of any Material Adverse Change in respect of Ultra; and

       (iii) of any material breach by UPC of any covenant or agreement contained in this Agreement.

                                   ARTICLE 6

                                  Employment

   6.1 Prior to the Effective Date, UPC shall use its reasonable best efforts to enter into employment agreements with each of Bobby J. Fogle, Urich Ho, Philip R. Henry, Michael D. Watford and Fox Benton III, and consulting agreements with each of Robert E. Rigney and Fred Tietz, which employment agreements and consulting agreements shall be conditional upon completion of the Arrangement and shall be effective as of the Effective Date. The employment agreements shall provide for the employment of each such individual at a salary which is not less than the salary currently being paid to such individual by Ultra or Pendaries, as the case may be. The consulting agreement with Robert E. Rigney shall provide for Mr. Rigney to devote 50% of his time to the affairs of Ultra and its Subsidiaries (which for greater certainty shall then include Pendaries). The employment agreement with Bobby J. Fogle shall provide for Mr. Fogle to devote 75% of his time to the affairs of Ultra and its Subsidiaries (which for greater certainty shall then include Pendaries). The consulting agreement with Fred Tietz shall provide for Mr. Tietz to be engaged as a consultant to Ultra and its Subsidiaries at a consulting fee which is not less than the consulting fee currently being paid to Mr. Tietz by Pendaries.

   6.2 Subject to the fiduciary obligations of the Board of Directors of UPC to act in the best interests of UPC and its shareholders, at the next annual or special meeting of shareholders of UPC following the Effective

Date management of UPC shall recommend that the number of directors of UPC be increased by at least one director and shall nominate one person designated by Robert E. Rigney, who is a director of PPL on the date hereof, for election as a director of UPC.

                                   ARTICLE 7

                               Closing Conditions

   7.1 The obligation of PPL to complete the transactions contemplated herein is subject to the fulfillment of the following conditions precedent on or before the Effective Date or such other time as is specified below:

     (a) all representations and warranties of UPC under this Agreement shall have been true and correct on the date hereof;

     (b) the representations and warranties of UPC shall be true and correct in all material respects (except where already qualified as to materiality or the absence of Material Adverse Effect) as of the Effective Date as if made on and as of such date (except to the extent such representations and warranties speak solely as of an earlier date, in which event such representations and warranties shall be true and correct to such extent as of such earlier date, or except as affected by transactions contemplated or permitted by this Agreement), and PPL shall have received a certificate of UPC addressed to PPL and dated the Effective Date, signed on behalf of UPC by two senior executive officers of UPC (on UPC's behalf and without personal liability) confirming the same as of the Effective Date;

     (c) UPC shall have provided PPL with opinions of Ultra Counsel reasonably satisfactory to PPL dated the Effective Date (or such other date as UPC and PPL may agree) and addressed to PPL and Pendaries Counsel to the effect that:

       (i) UPC and each Subsidiary is duly incorporated, organized and validly existing under the law of the jurisdiction of its incorporation, and is duly qualified to carry on business in such jurisdictions in which the nature of its business or the property or assets owned or leased by it makes such qualification necessary and UPC has full power and authority to enter into this Agreement and perform its obligations hereunder,

       (ii) all necessary proceedings, corporate, regulatory or otherwise, of UPC have been taken to fully, validly and effectively authorize this Agreement, the Arrangement, the performance by UPC of its obligations hereunder, and the execution and delivery by UPC of this Agreement,

       (iii) this Agreement has been duly executed and delivered by UPC;

       (iv) the execution and delivery of this Agreement by UPC, the performance of the terms hereof by UPC and the consummation of the transactions contemplated herein do not and will not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (A) pursuant to Canadian Securities Laws and U.S. Securities Laws, (B) the Interim Order and the Final Order, (C) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not in the aggregate have a Material Adverse Effect on Ultra or prevent, materially hinder, or materially make more burdensome the consummation of the transactions contemplated by this Agreement, (D) such filings and approvals as may be required under the "blue sky", takeover or securities laws of various states, or (E) such consents, approvals, authorizations, permits, filings or notifications that have been previously made;

       (v) the first trade by any person, other than a control person distribution, of Ultra Common Shares issued pursuant to the Arrangement will not be subject to the prospectus requirements of, or any hold period under, applicable Canadian Securities Laws;

       (vi) the Ultra Common Shares issued pursuant to the Arrangement are duly and validly issued as fully paid and non-assessable Ultra Common Shares and such Ultra Common Shares have been conditionally approved for listing on the TSE subject to satisfaction of the conditions prescribed by the TSE;

       (vii) the limited offer and sale of Ultra Common Shares in accordance with the provisions of the Arrangement Agreement and the Plan of Arrangement does not require registration under the U.S. Securities Act of 1933 and, subject to certain exceptions and qualifications to be specifically set out in the opinion letter of Ultra Counsel, upon issuance, such shares will be freely tradeable under such law by the holders thereof.

  in giving such opinion, Ultra Counsel may rely, in respect of matters governed by the laws of any jurisdiction other than the Yukon Territory or the laws of Canada applicable therein, upon the opinion of local counsel in such jurisdiction provided that Ultra Counsel is of the opinion that the opinion of such local counsel is one upon which Ultra Counsel may properly rely; and, in respect of matters of fact, upon certificates of UPC or any other appropriate persons;

     (d) UPC shall have complied with its covenants herein in all material respects and shall have provided to PPL a certificate of UPC certifying that UPC has complied with its covenants herein in all material respects and Pendaries shall have no knowledge to the contrary;

     (e) between the date hereof and the Effective Date, there shall have been no Material Adverse Change in respect of Ultra;

     (f) on the Effective Date, the number of directors of UPC shall be increased from three to four, and an individual designated by PPL shall be appointed as a director to fill the vacancy created by such increase;

     (g) on the Effective Date, the Board of Directors of UPC shall have appointed the following officers:

            Chairman, CEO and
             President                Michael D. Watford
            Vice-President,
             Accounting               Bobby J. Fogle
            Vice-President, Finance   Fox Benton, III

   The foregoing conditions precedent are for the benefit of PPL and may be waived, in whole or in part, by PPL in writing at any time. If any of the said conditions precedent shall not be complied with or waived by PPL on or before the date required for the performance thereof, PPL may, in addition to the other remedies it may have at law or equity, rescind and terminate this Agreement by written notice to UPC; provided, however, that PPL may not rely on the failure to satisfy any of the foregoing conditions if the condition would have been satisfied but for a material default by PPL in complying with its obligations hereunder.

   7.2 The obligation of UPC to complete the transactions contemplated herein is subject to fulfillment of the following conditions precedent on or before the Effective Date or such other time as is specified below:

     (a) all representations and warranties of PPL under this Agreement shall have been true and correct on the date hereof;

     (b) the representations and warranties of PPL shall be true and correct in all material respects (except where already qualified as to materiality or the absence of Material Adverse Effect) as of the Effective Date as if made on and as of such date (except to the extent such representations and warranties speak solely as of an earlier date, in which event such representations and warranties shall be true and correct to such extent as of such earlier date, or except as affected by transactions contemplated or permitted by this Agreement), and UPC shall have received a certificate of PPL addressed to UPC and dated the Effective Date, signed on behalf of PPL by two senior executive officers of PPL (on PPL's behalf and without personal liability) confirming the same as of the Effective Date;

     (c) PPL shall have provided UPC with opinions of Pendaries Counsel reasonably satisfactory to UPC dated the Effective Date (or such other date as UPC and PPL may agree) and addressed to UPC and Ultra Counsel, to the effect that:

       (i) each of PPL and the Pendaries Subsidiaries is duly incorporated, organized and validly existing under the law of the jurisdiction of its incorporation, and is duly qualified to carry on business in such jurisdictions in which the nature of its business or the property or assets owned or leased by it makes such qualification necessary and PPL has full power and authority to enter into this Agreement and perform its obligations hereunder;

       (ii) all necessary proceedings, corporate, regulatory or otherwise, of PPL have been taken to fully, validly and effectively authorize this Agreement, the Arrangement, the performance by PPL of its obligations hereunder, and the execution and delivery by PPL of this Agreement; and

       (iii) this Agreement has been duly executed and delivered by PPL,

       (iv) the execution and delivery of this Agreement by PPL, the performance of the terms hereof by PPL and the consummation of the transactions contemplated herein do not and will not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or any parties to the Title Documents relating to the Pendaries Assets, except (A) pursuant to Canadian Securities Laws or U.S. Securities Laws, (B) the Interim Order and the Final Order, (C) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not in the aggregate have a Material Adverse Effect on Pendaries or prevent, materially hinder, or materially make more burdensome the consummation of the transactions contemplated by this Agreement, (D) such filings and approvals as may be required under the "blue sky", takeover or securities laws of various states, or (E) such consents, approvals, authorizations, permits, filings or notifications that have been previously made; and

       (v) the Pendaries Proxy Statement complies as to form with Schedule 14A of the Exchange Act and, if applicable, contains all information required by Rule 13e-3 of the Exchange Act, and does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading;

  in giving such opinion, Pendaries Counsel may rely, in respect of matters governed by the laws of any jurisdiction other than the Province of New Brunswick or the laws of Canada applicable therein, upon the opinion of local counsel in such jurisdiction provided that Pendaries Counsel is of the opinion that the opinion of such local counsel is one upon which Pendaries Counsel may properly rely; and, in respect of matters of fact, upon certificates of Pendaries or any other appropriate persons;

     (d) PPL shall have complied with its covenants herein in all material respects and shall have provided to UPC a certificate of PPL certifying that PPL has complied with its covenants herein in all material respects, and UPC shall have no knowledge to the contrary;

     (e) between the date hereof and the Effective Date there shall have been no Material Adverse Change in respect of Pendaries;

     (f) there shall have been no material breach by PPL or any of the Pendaries Subsidiaries of any of their respective covenants, representations or warranties contained in the Sino-American Loan Documents;

     (g) China National Offshore Oil Company shall not have asserted any rights with respect to or arising from the Arrangement, which rights, if upheld, could be expected to have a Material Adverse Effect on Pendaries or Ultra;

     (i) nothing shall have come to the attention of UPC that would cause UPC to be unable to rely on the exemption provided in section 3(a)(10) of the Exchange Act; and

     (j) the number of Ultra Common Shares to be issued by UPC in exchange for Pendaries Common Shares pursuant to the Arrangement shall not be greater than 15,000,000.

   The foregoing conditions precedent are for the benefit of UPC and may be waived, in whole or in part, by UPC in writing at any time. If any of the said conditions precedent shall not be complied with or waived by UPC on or before the date required for the performance thereof, UPC may, in addition to the other remedies it may have at law or equity, rescind and terminate this Agreement by written notice to PPL; provided, however, that UPC may not rely on the failure to satisfy any of the foregoing conditions if the condition would have been satisfied but for a material default by UPC in complying with its obligations hereunder.

   7.3 The obligations of UPC and PPL to complete the transactions contemplated herein are subject to fulfillment of the following conditions precedent on or before the Effective Date or such other time as is specified below:

     (a) a resolution shall have been passed at the Pendaries Meeting, duly approving the Arrangement in accordance with the Interim Order;

     (b) on or before the Expiry Date, the Final Order shall have been granted in form and substance satisfactory to UPC and PPL, acting reasonably, and such Final Order shall not have been set aside or modified, on appeal or otherwise, in a manner unacceptable to such parties, acting reasonably;

     (c) there shall be no action taken under any existing applicable law or regulation, nor any statute, rule, regulation or order which is, enacted, enforced, promulgated or issued by any court, department, commission, board, regulatory body, government or governmental authority or similar agency, domestic or foreign, that:

       (i) makes it illegal or otherwise directly or indirectly restrains, enjoins or prohibits the Arrangement or any other transactions contemplated herein;

       (ii) results in a judgment or assessment of material damages directly or indirectly relating to the transactions contemplated herein;

       (iii) prohibits Ultra's or Pendaries' ownership or operation of all or any material portion of the business or assets of Ultra or Pendaries, respectively, or compels Ultra or Pendaries to dispose of or hold separately all or any portion of the business or assets of Ultra or Pendaries or the Ultra Common Shares or the Pendaries Common Shares; or

       (iv) imposes or confirms material limitations on the ability of UPC effectively to exercise and fulfill rights of ownership of the Pendaries Common Shares or the holders of Pendaries Common Shares to hold or receive Ultra Common Shares under the Arrangement or otherwise, including, without limitation, the right to vote any such securities;

     (d) Pendaries and Ultra shall have obtained all consents, approvals and authorizations (including without limitation all regulatory and third party approvals and consents) required or necessary in connection with the transactions contemplated herein, the failure of which to obtain would have a Material Adverse Effect on Pendaries or Ultra, as the case may be, on terms and conditions that will not have a Material Adverse Effect on Pendaries and/or Ultra;

     (e) holders of not more than 5% of number of Pendaries Common Shares outstanding as of the date hereof shall have exercised any rights of dissent granted under the Interim Order in relation to the Plan of Arrangement proposed at the Pendaries Meeting and PPL shall have provided to UPC a certificate of PPL certifying on the Effective Date the number of Pendaries Common Shares in respect of which the holders have exercised rights of dissent;

     (f) the TSE shall have accepted notice of the Arrangement and the transactions contemplated hereby and the Ultra Common Shares to be issued to holders of Pendaries Common Shares under this Agreement shall have been conditionally approved for listing on the TSE; and

     (g) the Pendaries Proxy Statement shall have included opinions of counsel to PPL with respect to the Canadian and U.S. tax consequence of the Arrangement, substantially in the form of the draft opinions provided by PPL to UPC prior to the execution hereof.

   The foregoing conditions are for the mutual benefit of UPC and PPL and may be waived, in whole or in part, by both UPC and PPL at any time. If any of the said conditions precedent shall not be complied with or waived as aforesaid on or before the date required for the performance thereof, UPC or PPL may rescind and terminate this Agreement by written notice to the other party; provided, however, that no party may not rely on the failure to satisfy any of the foregoing conditions if the condition would have been satisfied but for a material default by such party in complying with its obligations hereunder.

   7.4 Each of PPL and UPC shall give prompt notice to the other of the occurrence or failure to cure at any time from the date hereof to the Effective Date of any event or state of facts which occurrence or failure to cure would, or would be likely to (a) cause any of the representations or warranties of any party contained herein to be untrue or inaccurate in any material respect, or
(b) result in the failure to comply with or satisfy any covenant, condition or agreement to comply with or be satisfied by any party hereunder, provided however, that no such representation shall affect the representations or warranties of the parties or the conditions or obligations of the parties hereunder.

   7.5 The conditions set forth in this Article 7 shall be conclusively deemed to be satisfied, waived or released when with the agreement of the parties the Articles of Arrangement are filed under the Act to effect the Arrangement.

                                   ARTICLE 8

                                  Termination

   8.1 If any condition contained in Sections 7.2 or 7.3 is not satisfied at or before the Expiry Date, then UPC may by notice to PPL terminate this Agreement and the obligations of the parties hereunder (except as otherwise herein provided), but without detracting from the rights of UPC arising from any breach by PPL but for which the condition would have been satisfied.

   8.2 If any condition contained in Sections 7.1 or 7.3 is not satisfied at or before the Expiry Date, then PPL may by notice to UPC terminate this Agreement and the obligations of the parties hereunder (except as otherwise herein provided), but without detracting from the rights of PPL arising from any breach by UPC but for which the condition would have been satisfied.

   8.3 This Agreement may be terminated:

     (a) by the mutual agreement of PPL and UPC (for greater certainty, without further action on the part of PPL shareholders if terminated after the holding of the Pendaries Meeting);

     (b) by either UPC or PPL by notice to the other party at any time prior to the Effective Time if there shall be passed any law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited;

     (c) by UPC if the Board of Directors of PPL shall have withdrawn, modified or changed in a manner adverse to UPC its approval or recommendation of the Arrangement (unless the holders of Pendaries Common Shares shall have approved the Arrangement prior to such termination or UPC has suffered a Material Adverse Change or UPC shall have made a misrepresentation at the date hereof or breached a covenant under this Agreement in such a manner that, taking into account the last paragraph of
  Section 7.1 hereof, PPL would be entitled to rely on the failure of a condition set forth in Sections 7.1(a), (d) or (e) as a reason not to complete the Arrangement);

     (d) by PPL if the Board of Directors of PPL shall have withdrawn, modified or changed in a manner adverse to UPC its approval or recommendation of the Arrangement (unless the holders of Pendaries Common Shares shall have approved the Arrangement prior to such termination);

     (e) by PPL if the Board of Directors of UPC shall have withdrawn, modified or changed in a manner adverse to PPL its approval or recommendation of the Arrangement (unless the holders of Ultra Common Shares shall have approved the Arrangement prior to such termination or PPL has suffered a Material Adverse Change or PPL shall have made a misrepresentation at the date hereof or breached a covenant under this Agreement in such a manner that, taking into account the last paragraph of
  Section 7.2 hereof, UPC would be entitled to rely on the failure of a condition set forth in Sections 7.2(a), (d) or (e) as a reason not to complete the Arrangement);

     (f) by UPC if the Board of Directors of UPC shall have withdrawn, modified or changed in a manner adverse to PPL its approval or recommendation of the Arrangement (unless the holders of Ultra Common Shares shall have approved the Arrangement prior to such termination);

     (g) by either UPC or PPL by notice to the other party if the PPL shareholder approval shall not have been obtained by reason of the failure to obtain the required vote at the PPL Meeting; or

     (h) by either UPC or PPL by notice to the other party if the Ultra Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Ultra Meeting.

   8.4 If the Effective Date does not occur on or prior to the Expiry Date, then, unless otherwise agreed in writing by the parties, this Agreement shall terminate.

   8.5 The exercise by either party of any right of termination hereunder shall be without prejudice to any other remedy available to such party.

   8.6 If this Agreement is validly terminated pursuant to any provision of this Agreement, the parties shall return all materials and copies of all materials delivered to PPL or UPC, as the case may be, or their agents and, except for the obligations set forth in subsection 10.6 hereof (which shall survive any termination of this Agreement and continue in full force and effect), no party shall have any further obligations to any other party hereunder with respect to this Agreement. The covenants contained in this Section shall survive any termination of this Agreement and continue in full force and effect.

   8.7 After the Effective Date, the respective representations, warranties and covenants of UPC and PPL contained herein shall expire and be terminated and extinguished at and from the Effective Date and no party shall have any liability or further obligation to any party hereunder in respect of such representations, warranties or covenants thereafter.

                                   ARTICLE 9

                                   Amendment

   9.1 This Agreement may, at any time and from time to time before or after the holding of the Pendaries Meeting be amended by written agreement of the parties hereto without further notice to or authorization on the part of their respective shareholders, and any such amendment may, without limitation:

     (a) change the time for performance of any of the obligations or acts of the parties hereto;

     (b) waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto; and

     (c) waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the parties hereto,

provided that, notwithstanding the foregoing, the number of Ultra Common Shares which the holders of Pendaries Common Shares shall have the right to receive on the Arrangement may not be reduced without the approval of the shareholders of PPL given in the same manner as required for the approval of the Arrangement or as may be ordered by the Court.

                                   ARTICLE 10

                                    General

   10.1 Each party agrees to bear all costs and expenses incurred by it in connection with the transactions contemplated hereby.

   10.2 No party hereto shall disclose, by press release, any aspect of the transactions contemplated hereby, without prior written consent of the other party. Notwithstanding the foregoing if either party is required by law or administrative regulation to make any disclosure relating to the transactions contemplated herein, that party will inform the other party as to the wording of such disclosure prior to its being made.

   10.3 Any notice, consent, waiver, direction or other communication required or permitted to be given under this Agreement by a party to any other party shall be in writing and may be given by delivering same or sending same by facsimile transmission or by hand delivery addressed to the party to whom the notice is to be given at its address for service herein. Any notice, consent, waiver, direction or other communication aforesaid shall, if delivered, be deemed to have been given and received on the date on which it was delivered to the address provided herein (if a Business Day and, if not, the next succeeding Business Day) and if sent by facsimile transmission on a Business Day be deemed to have been given and received at the time of receipt unless actually received at the point of delivery after 4:00 p.m. on a Business Day or anytime on a day which is not a Business day, in which case it shall be deemed to have been given and received on the next Business Day.

   10.4 The address for service of each of the parties hereto shall be as follows:

     if to UPC:

       Ultra Petroleum Corp.
       16801 Greenspoint Park Drive
       Suite 370
       Houston, Texas
       U.S.A. 77060
       Attention: Michael D. Watford
       Facsimile: (281) 876-2831

     with a copy to:

       Charlotte H. Kauffman
       Ultra Petroleum Corp.
       1200 Summit Avenue
       Suite 700
       Fort Worth, Texas
       U.S.A. 76102
       Facsimile: (817) 335-2434

     if to PPL:

       Pendaries Petroleum Ltd.
       8 Greenway Plaza
       Suite 910
       Houston, Texas
       U.S.A. 77046
       Attention: Robert E. Rigney / Bobby J. Fogle
       Facsimile: (713) 355-3511

     with a copy to:

       Stikeman Elliott
       5300 Commerce Court West
       199 Bay Street
       Toronto, Ontario M5L 1B9
       Attention: Brian M. Pukier
       Facsimile: (416) 947-0866
     and to:

       Jenkens & Gilchrist
       1100 Louisiana
       Suite 1800
       Houston, Texas 77002
       Attention: Judy G. Gechman
       Facsimile: (713) 951-3314

   10.5 Time shall be of the essence in this Agreement

   10.6 UPC and PPL each represent and warrant to the other that it has not done any act which would give rise to a valid claim against the other party for any obligation or liability contingent or otherwise for brokerage fees, finders' fees, agents' commissions or other similar forms of compensation with respect to the transactions contemplated herein.

   10.7 This Agreement constitutes the entire agreement between the parties hereto and cancels and supersedes all prior agreements and understandings between the parties with respect to the terms of the Arrangement.

   10.8 If any one or more of the provisions or parts thereof contained in this Agreement should be or become invalid, illegal or unenforceable in any respect in any jurisdiction, the remaining provisions or parts thereof contained herein shall be and shall be conclusively deemed to be, as to such jurisdiction, severable therefrom and:

     (a) the validity, legality or enforceability of such remaining provisions or parts thereof shall not in any way be affected or impaired by the severance of the provisions or parts thereof severed; and

     (b) the invalidity, illegality or unenforceability of any provision or part thereof contained in this Agreement in any jurisdiction shall not affect or impair such provision or part thereof or any other provisions of this Agreement in any other jurisdiction.

   10.9 Each party hereto shall, from time to time, and at all times hereafter, at the request of the other party hereto, but without further consideration, do all such further acts and execute and deliver all such further documents and instruments as shall be reasonably required in order to fully perform and carry out the terms and intent hereof.

   10.10 This Agreement may only be amended by a written instrument signed by the parties hereto.

   10.11 This Agreement shall be governed by, and be construed in accordance with, the laws of the Province of New Brunswick and applicable laws of Canada but the reference to such laws shall not, by conflict of laws rules or otherwise, require the application of the law of any jurisdiction other than the Province of New Brunswick. Each party hereto hereby irrevocably attorns to the jurisdiction of the Courts of the Province of New Brunswick in respect of all matters arising under or in relation to this Agreement.

   10.12 This Agreement may be executed in identical counterparts, each of which is and is hereby conclusively deemed to be an original and all counterparts collectively are to be conclusively deemed one instrument.

   10.13 No waiver by any party hereto shall be effective unless in writing and any waiver shall affect only the matter and the occurrence thereof specifically identified and shall not extend to any other matter or occurrence.

   10.14 This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. This Agreement may not be assigned by any party hereto without the prior consent of the other party hereto.

   IN WITNESS WHEREOF the parties hereto have executed this Agreement.

                                          ULTRA PETROLEUM CORP.

                                          Per:_________________________________

                                          Per:_________________________________

                                          PENDARIES PETROLEUM LTD.

                                          Per:_________________________________

                                          Per:_________________________________

   Exhibit 1 to that Arrangement Agreement made the 13th day of October, 2000 between Ultra Petroleum Corp. and Pendaries Petroleum Ltd.

                              PLAN OF ARRANGEMENT
                                   dated  .
                              and made pursuant to
          Section 128 of the Business Corporations Act (New Brunswick)

                                   ARTICLE 1

                                  Definitions

1.1 In this Plan, unless the context otherwise requires:

   (a) "Arrangement" means the arrangement contemplated by this Plan pursuant to Section 128 of the NBBCA;

   (b) "Arrangement Agreement" means the arrangement agreement dated as of October 13, 2000 between UPC and PPL, as amended, supplemented and/or restated in accordance therewith prior to the Effective Date, providing for, among other things, the Arrangement;

   (c) "Arrangement Resolution" means the special resolution of the Pendaries Shareholders considered at the Pendaries Meeting;

   (d) "Articles of Arrangement" means the articles of arrangement in respect of the Arrangement required by the NBBCA to be sent to the Director after the Final Order is made;

   (e) "Business Day" means a day, other than a Saturday, Sunday or statutory holiday, when banks are generally open for the transactions of banking business;

   (f) "Court" means The Court of Queen's Bench of New Brunswick

   (g) "Depositary" means Montreal Trust Company of Canada, as the registrar and transfer agent of the Ultra Common Shares;

   (h) "Director" means the director registrar appointed pursuant to Section 184 of the NBBCA.

   (i) "Effective Date" means the date the Arrangement becomes effective under the NBBCA as determined by the certificate of arrangement issued by the Director pursuant to section 129(2) of the NBBCA;

   (j) "Effective Time" means 12:01 am. (Fredericton time) on the Effective
Date;

   (k) "Final Order" means the order of the Court approving the Arrangement, as such order may be affirmed, amended or modified;

   (l) "Interim Order" means an order of the Court containing declarations and directions under the NBBCA with respect to the Arrangement;

   (m) "NBBCA" means the Business Corporations Act (New Brunswick);

   (n) "Pendaries Common Shares" means the common shares in the capital of PPL as constituted on the date hereof;

   (o) "Pendaries Dissenting Shares" means all Pendaries Common Shares which are deemed to have been cancelled on the Effective Date in accordance with the provisions of Section 5.1(a);

   (p) "Pendaries Meeting" means the special meeting of the holders of Pendaries Common Shares, including any adjournment or postponement thereof, to be called in accordance with the Interim Order to consider and, if thought fit, approve and adopt the Arrangement;

   (q) "Pendaries Options" means the options granted under agreements or otherwise to purchase or otherwise acquire shares in the capital of Pendaries (including without limitation Pendaries Common Shares);

   (r) "Pendaries Shareholders" means the holders of Pendaries Common Shares;

   (s) "Plan" means this plan as amended or supplemented from time to time, and "hereby", "hereof", "herein", "hereunder", "herewith" and similar terms refer to this Plan and not to any particular provision of this Plan; and

   (t) "PPL" means Pendaries Petroleum Ltd., a corporation incorporated under the NBBCA;

   (u) "Ultra Common Shares" means the common shares in the capital of UPC as constituted on the date hereof; and

   (v) "UPC" means Ultra Petroleum Corp., a corporation subsisting under the Business Corporations Act (Yukon Territory).

   1.2 The headings contained in this Plan are for reference purposes only and shall not affect in any way the meaning or interpretation of this Plan.

   1.3 Unless the contrary intention appears, references in this Plan to an Article, Section or subsection by number or letter or both refer to the Article, Section or subsection bearing that designation in this Plan.

   1.4 In this Plan, unless the contrary intention appears, words importing the singular include the plural and vice versa, words importing gender shall include all genders; and "person" includes any individual, partnership, firm, trust, body corporate, government, governmental body, agency or instrumentality, unincorporated body of persons or association.

   1.5 In the event that the date on which any action is required to be taken hereunder by any of the parties is not a Business Day in the place where the action is required to be taken, such action shall be required to be taken on the next succeeding day which is a Business Day in such place.

   1.6 References in this Plan to any statute or sections thereof shall include such statute as amended or substituted and any regulations promulgated thereunder from time to time in effect.

                                   ARTICLE 2

                               Effect of the Plan

   2.1 At the Effective Time, the Plan shall be binding upon PPL, the Pendaries Shareholders, the holders of Pendaries Options and UPC.

                                   ARTICLE 3

                                  Arrangement

   3.1 At the Effective Time, each of the events set out below shall occur and be deemed to occur in the sequence set out therein without further act or formality:

  (a) all Pendaries Common Shares (other than the Pendaries Dissenting Shares and Pendaries Common Shares held by UPC and its affiliates) shall be and shall be deemed to be transferred to UPC in exchange for Ultra Common Shares on the basis of one and fifty-eight one hundredths of one (1.58) fully paid and non-assessable Ultra Common Shares for each one (1.00) Pendaries Common Share; and

  (b) with respect to each Pendaries Common Share to which subsection 3.1 (a) applies (other than those Pendaries Common Shares to which section 3.3 applies):

    (i) the holder thereof shall (A) cease to be a holder of such share, (B) such holder's name shall be removed from the register of Pendaries Common Shares with respect to such shares, (C) be allotted and issued, as fully paid and non-assessable shares, the number of Ultra Common Shares calculated in the basis set forth in subsection 3.1(a) (subject to section 3.2), and (D) such holder's name shall be added to the register of Ultra Common Shares with respect to such Ultra Common Shares; and

    (ii) UPC shall be and be deemed to be the transferee and shall be entered in the register of Pendaries Common Shares as the holder thereof; and

  (c) all Pendaries Options shall be cancelled.

   3.2 No certificates representing fractional Ultra Common Shares will be issued. In the event that the exchange ratios referred to herein would in any case otherwise result in a holder of a Pendaries Common Share being entitled to a fractional Ultra Common Share, an adjustment shall be made to the next highest whole number of Ultra Common Shares and a certificate for the resulting whole number of Ultra Common Shares will be issued. In calculating such fractional interests, all Pendaries Common Shares held by a beneficial holder of Pendaries Common Shares shall be aggregated.

                                   ARTICLE 4

                            Outstanding Certificates

   4.1 After the Effective Time, certificates formerly representing Pendaries Common Shares to which subsection 3.1(a) applies shall represent only the right to receive certificates representing the Ultra Common Shares, if any, which the former holder of such Pendaries Common Shares is entitled to receive pursuant to Article 3 subject to compliance with the requirements set forth in this
Article 4.

   4.2 Either prior to or as soon as practicable after the Effective Date, UPC shall forward to each holder of Pendaries Common Shares to which subsection 3.1(a) applies at the address of such holder as it appeared in the relevant share register of PPL a letter of transmittal containing, among other things, instructions for obtaining delivery of certificates representing the Ultra Common Shares pursuant to this Plan. Such holder of Pendaries Common Shares shall be entitled to receive certificates representing the Ultra Common Shares which such holder is entitled to receive pursuant to Article 3 upon delivering the certificate formerly representing such holder's Pendaries Common Shares to the Depositary, or as the Depositary may otherwise direct, in accordance with the instructions contained in the letter of transmittal. Such certificate formerly representing such holder's Pendaries Common Shares shall be accompanied by the letter of transmittal, duly completed, and such other documents as the Depositary may reasonably require. The Depositary shall register the Ultra Common Shares in such name, and shall deliver by first class mail, postage prepaid, or, in the case of postal disruption, by such other means as the Depositary deems prudent certificates representing such Common Shares to such address as such holder may direct in such letter of transmittal, as soon as practicable after receipt by the Depositary of such documents.

   4.3 The holders of Pendaries Common Shares shall not be entitled to any interest, dividend, premium or other payment on or with respect to the Pendaries Common Shares other than the Ultra Common Shares, if any, which they are entitled to receive for the Pendaries Common Shares pursuant to this Plan.

   4.4 No dividends or other distributions declared or made with respect to Ultra Common Shares with a record date after the Effective Time, shall be paid to the holder of any unsurrendered certificate which immediately prior to the Effective Time represented outstanding Pendaries Common Shares, unless and until the holder of such certificate shall surrender such certificate in accordance with Section 4.2. Subject to applicable law, at the time of such surrender of any such certificate (or, in the case of clause (z) below, at the appropriate payment date), there shall be paid to the holder of the certificates representing Pendaries Common Shares, without interest, (y) the amount of any cash dividends or other distributions with a record date after the Effective Time theretofore paid with respect to which such holder is entitled pursuant hereto, and (z) on the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such Ultra Common Shares.

   4.5 In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Pendaries Common Shares that were exchanged pursuant to Article 3 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, together with such holder's letter of transmittal, UPC will issue in exchange for such lost, stolen or destroyed certificate, certificates representing the UPC Common Shares issuable under this Plan in accordance with Article 3. When authorizing such issuance of certificate(s) representing UPC Common Shares issuable in exchange for any lost, stolen or destroyed certificate, the person to whom such certificate(s) are to be issued shall, as a condition precedent to the issuance of such certificate(s), give a bond satisfactory to PPL and UPC and their respective transfer agents in such sum as PPL and UPC may direct or otherwise indemnify PPL and UPC in a manner satisfactory to PPL and UPC against any claim that may be made against PPL and UPC with respect to the certificate alleged to have been lost, stolen or destroyed.

   4.6 Any certificate which immediately prior to the Effective Time represented outstanding Pendaries Common Shares that were exchanged pursuant to
Article 3, which is not deposited with all other instruments required by
Section 4.2 on or prior to December 31, 2008 shall cease to represent a claim or interest of any kind or nature as a securityholder of PPL or UPC. On such date, Ultra Common Shares to which the former holder of the certificate referred to in the preceding sentence was ultimately entitled shall be deemed to have been surrendered for no consideration to UPC, together with all entitlements to dividends and distributions in respect thereof held for such former holder. Neither of PPL or UPC shall be liable to any person in respect of Ultra Common Shares, if any, (or dividends or distributions in respect thereof) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                   ARTICLE 5

                           Shareholder Dissent Rights

   5.1 Holders of Pendaries Common Shares may exercise rights of dissent with respect to such shares pursuant to and in the manner set forth in Section 131 of the NBBCA, as such rights may be modified by the Interim Order and this
Section 5.1 (the "Dissent Rights"), in connection with the Arrangement provided that, notwithstanding Section 131(5) of the NBBCA, the written objection to the Arrangement Resolution referred to in Section 131(5) of the NBBCA must be received by PPL not later than 5:00 p.m. (Toronto time) on the Business Day preceding the Pendaries Meeting. Holders of Pendaries Common Shares who duly exercise such rights of dissent and who:

  (a) are ultimately determined to be entitled to be paid fair value for their Pendaries Common Shares, shall be deemed to have transferred such Pendaries Common Shares as of the Effective Time, without any further act or formality and free and clear of all liens, claims and encumbrances, to UPC in consideration for a payment of cash from PPL equal to such fair value; or

  (b) are ultimately determined not to be entitled, for any reason, to be paid fair value for their Pendaries Common Shares, shall be deemed to have participated in the Arrangement on the same basis as a

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

     non-dissenting holder of Pendaries Common Shares and shall receive Ultra Common Shares on the basis determined in accordance with Article 3;

but in no case shall UPC or any other person be required to recognize such holders of Pendaries Dissenting Shares as holders of Pendaries Common Shares after the Effective Time, and the names of such holders of Pendaries Dissenting Shares shall be deleted from the register of holders of Pendaries Common Shares at the Effective Time.

                                   ARTICLE 6

                       Amendments to Plan of Arrangement

   6.1 PPL reserves the right to amend, modify and/or supplement this Plan at any time and from time to time prior to the Effective Date, provided that each such amendment, modification and/or supplement must be (i) set out in writing,
(ii) approved by UPC, (iii) filed with the Court and, if made following the Pendaries Meeting, approved by the Court and (iv) communicated to the Pendaries Shareholders if and as required by the Court.

   6.2 Any amendment, modification or supplement to this Plan may be proposed by PPL at any time prior to the Pendaries Meeting (provided that UPC shall have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the persons voting at the Pendaries Meeting (other than as may be required under the Interim Order), shall become part of this Plan for all purposes.

   6.3 Any amendment, modification or supplement to this Plan that is approved by the Court following the Pendaries Meeting shall be effective only if (i) it is consented to by each of PPL and UPC and (ii) if required by the Court, it is consented to by the Pendaries Shareholders voting in the manner directed by the Court.

   6.4 Any amendment, modification or supplement to this Plan may be made following the Effective Date unilaterally by UPC, provided that it concerns a matter which, in the reasonable opinion of UPC, is of an administrative nature required to better give effect to the implementation of this Plan.

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